UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2009
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01                      Entry into a Material Definitive Agreement

Amendment to Amended and Restated Credit Agreement

On April 30, 2009, Abraxas Energy Partners, L.P., an indirect subsidiary of Abraxas Petroleum Corporation, which we refer to as the Partnership, entered into an amendment to its amended and restated senior secured revolving credit facility with Société Générale, as administrative agent and issuing lender, The Royal Bank of Canada, as syndication agent, The Royal Bank of Scotland PLC, as documentation agent and the lenders signatory thereto, which we refer to as the Credit Facility. The Credit Facility has a maximum commitment of $300.0 million. Availability under our credit facility is subject to a borrowing base. Under the terms of the amendment, the borrowing base under the credit facility is now $130.0 million. At December 31, 2008, the borrowing base was $140.0 million. The borrowing base is determined semi-annually by the lenders based upon the Partnership’s reserve reports, one of which must be prepared by its independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of the Partnership’s proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and the Partnership may also request one redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our current borrowing base. The Partnership’s borrowing base of $130.0 million was determined based upon its reserve report dated December 31, 2008. The Partnership’s borrowing base can never exceed the $300.0 million maximum commitment amount. At April 30, 2009, the Partnership had a total of $125.6 million outstanding under the Credit Facility.

Under the terms of the amendment, the loan matures on January 31, 2012 and outstanding amounts under the Credit Facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.5% - 2.5%, depending on the utilization of the borrowing base, or, if the Partnership elects, (a) the greater of (1) 2% and (2) LIBOR plus, in each case, 2.5% - 3.5% depending on the utilization of the borrowing base;. At April 30, 2009, the interest rate on the Credit Facility was 5.5%. In connection with the amendment, the Partnership paid an amendment fee of $325,000 to the lenders.

Under the terms of the amendment, the amount of the cash distribution to be made by the Partnership on or about May 15, 2009 attributable to the first quarter of 2009 is to be deposited into an escrow account established with one of the lenders. The amount in the escrow account is to be held until the borrowings under the Subordinated Credit Agreement are repaid.

The amendment also required the Partnership to enter into hedging arrangements for at least 60% of the volumes estimated to be produced from the Partnership’s net proved developed producing reserves as estimated in the Partnership’s reserve report dated December 31, 2008 for the calendar year 2012.  As a result, the Partnership entered into NYMEX-based fixed price swaps on 670 barrels of oil per day at $67.60 and 3,300 MMbtu of gas per day at $6.88 for the calendar year 2012.

Amendment to Subordinated Credit Agreement

On April 30, 2009, the Partnership entered into an amendment to its subordinated credit facility with Société Générale, as administrative agent, The Royal Bank of Canada, as syndication agent, and the lenders signatory thereto, which we refer to as the Subordinated Credit Agreement.  Under the terms of the amendment to the Subordinated Credit Agreement, outstanding amounts bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR, plus in each case (b) 9.0% or, if the Partnership elects, at the greater of (1) 2.0% and (2) LIBOR, plus in each case 10.0%. At April 7, 2009, the interest rate on the facility was 10.5%.  At April 30, 2009, the interest rate on the Subordinated Credit Agreement was 12.5%.

The amendment also amended an event of default. Previously, an event of default would have occurred if the Partnership had failed to receive $20.0 million of proceeds from an equity issuance on or before April 30, 2009. This date has been changed to May 7, 2009.

The summaries of the amendments to the Credit Facility and the Subordinated Credit Agreement  under this Item 1.01 are qualified in their entirety by the copies thereof filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K, which are incorporated in this Item 1.01 by reference.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit 10.1
Amendment No. 2 to Amended and Restated Credit Agreement dated April 30, 2009, by and among Abraxas Energy Partners, L.P., Société Générale, as administrative agent and issuing lender, The Royal Bank of Canada, as syndication agent and the lenders signatory thereto.

Exhibit 10.2
Amendment No. 2 to Subordinated Credit Agreement dated April 30, 2009 by and among Abraxas Energy Partners, L.P., Société Générale, as administrative agent, The Royal Bank of Canada, as syndication agent, and the lenders signatory thereto.

Exhibit 99.1	Press Release dated April 30, 2009.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:  /s/ Chris E. Williford
Chris E. Williford
Executive Vice President, Chief Financial
Officer and Treasurer

Dated:  May 6, 2009

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